UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 04, 2026

WESBANCO, INC.

(Exact name of Registrant as Specified in Its Charter)

West Virginia	001-39442	55-0571723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bank Plaza
Wheeling, West Virginia		26003
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 304 234-9000

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $2.0833 Par Value	WSBC	Nasdaq Global Select Market
Depositary Shares (each representing 1/40th interest in a share of 7.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B)	WSBCO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of its ongoing review of corporate governance practices in general, the Board of Directors (the “Board”) of Wesbanco, Inc. (the “Company”) considered what number of directors would position the Board at its optimal size at the current time. The Board concluded that its current size is much larger than that of the Company’s peers and that it would be in the best interests of the Company and its shareholders for the Board size to be reduced. To that end, the Company’s directors were offered a voluntary retirement opportunity whereby interested directors would retire effective at the conclusion of the Company’s annual meeting of shareholders in April 2026 (the “2026 Annual Meeting”) and receive a one-time equity grant of restricted shares of the Company’s common stock valued at $250,000 (the “Offer”).

Following receipt of indications of interest with respect to the Offer, and convening meetings of the Nominating and Compensation Committees thereafter, on March 4, 2026, the Board accepted notices of retirement (collectively, the “Notices”) respectively submitted by Abigail M. Feinknopf, a director of the class with a term expiring at the 2026 Annual Meeting, James W. Cornelsen, a director of the class with a term expiring at the Company’s annual meeting of shareholders to occur in 2027 (the “2027 Annual Meeting”), and D. Bruce Knox, a director of the class with a term expiring at the 2027 Annual Meeting. Pursuant to the respective Notices, Ms. Feinknopf and Messrs. Cornelsen and Knox each notified the Board of their intent to accept the Offer and retire from the Board effective at the conclusion of the 2026 Annual Meeting. Accordingly, Ms. Feinknopf will not stand for re-election to the Board at the 2026 Annual Meeting. The respective voluntary decisions by Ms. Feinknopf and Messrs. Cornelsen and Knox to accept the Offer and retire from the Board were not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

On March 4, 2026, the Board also approved a decrease in the size of the Board from 19 directors to 15 directors in accordance with the Company’s Bylaws, effective upon the retirements of Ms. Feinknopf and Messrs. Cornelsen and Knox at the conclusion of the 2026 Annual Meeting, as well as the retirement of Michael J. Crawford at the conclusion of the 2026 Annual Meeting in accordance with the Company’s policy that a director must be less than 70 years of age at the time of election. On the same date, in order to achieve an equal balance of membership among the Board’s three classes of directors as required by the Company’s Amended and Restated Articles of Incorporation and applicable law, the Board determined that (i) John L. Bookmyer should be reclassified from the class of directors with terms expiring at the Company’s annual meeting of shareholders to occur in 2028 (the “2028 Annual Meeting”) to the class of directors that will stand for election for three-year terms at the 2026 Annual Meeting, and (ii) Joseph R. Robinson should be reclassified from the class of directors with terms expiring at the 2028 Annual Meeting to the class of directors with terms scheduled to expire at the 2027 Annual Meeting. Accordingly, the Board nominated Mr. Bookmyer to stand for election at the 2026 Annual Meeting for a three-year term expiring at the Company’s annual meeting of shareholders to occur in 2029 and Mr. Robinson to stand for election at the 2026 Annual Meeting for a one-year term expiring at the 2027 Annual Meeting. In connection with his nomination, on March 4, 2026, Mr. Bookmyer notified the Board of his intention to resign at the conclusion of the 2026 Annual Meeting as a director of the class with a term expiring at the 2028 Annual Meeting, contingent upon his election to a three-year term at the 2026 Annual Meeting. Similarly, in connection with his nomination, on March 4, 2026, Mr. Robinson notified the Board of his intention to resign at the conclusion of the 2026 Annual Meeting as a director of the class with a term expiring at the 2028 Annual Meeting, contingent upon his election to a one-year term at the 2026 Annual Meeting. The respective conditional resignations and nominations of Mr. Bookmyer and Mr. Robinson were done solely to rebalance the Board’s classes, and for all other purposes, including committee service and compensation, the service by Mr. Bookmyer and Mr. Robinson on the Board will be deemed to have continued uninterrupted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wesbanco, Inc. (registrant)

Date:	March 4, 2026	/s/ Daniel K. Weiss, Jr.
Daniel K. Weiss, Jr. Senior Executive Vice President and Chief Financial Officer